EXHIBIT 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form 1-A of our report dated May 24, 2018 with respect to the audited consolidated balance sheet of Web Global Holdings, Inc. and its subsidiary (collectively, the “Company”) as of November 30, 2017, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the period from August 4, 2017 (inception) to November 30, 2017, and the related notes. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

June 27, 2018